EXHIBIT 99.1

Huttig Building Products, Inc. Announces Record First Quarter Net Earnings

First Quarter 2021 Highlights (as compared to prior year quarter):

  Net sales of $214.7 million compared to $203.0 million
  Gross margins increased to 21.3% compared to 20.1%
  Net earnings increased to $8.1 million compared to a loss of $8.9 million, which included a $9.5 million goodwill impairment charge
  Total liquidity increased to $85.4 million compared to $55.4 million
  Reduced indebtedness by $34.7 million
  Adjusted EBITDA increased to $10.5 million compared to $3.5 million

ST. LOUIS, May 03, 2021 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the first quarter ended March 31, 2021.

“The continued execution of our strategy combined with strong demand in residential construction resulted in substantial gains in our first quarter operating results,” said Jon Vrabely, President and CEO of Huttig. “Our focus on profitable sales growth of our strategic product categories and disciplined management of the expense structure contributed to record first quarter operating results as a public company. Our performance would not be possible without the commitment and dedication of our entire team of associates. I am proud of the entire organization as our collective efforts have created a very bright future for our company and our stakeholders.”

SUMMARY RESULTS FOR FIRST QUARTER ENDED MARCH 31, 2021
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2021		2020
Net sales	$214.7	100.0%	$203.0	100.0%
Gross margin	45.7	21.3%	40.9	20.1%
Operating expenses	36.9	17.2%	39.0	19.2%
Goodwill impairment	-	0.0%	9.5	4.7%
Operating income (loss)	8.8	4.1%	(7.6)	-3.7%
Income (loss) from continuing operations	8.1	3.8%	(8.9)	-4.4%
Net income (loss)	8.1	3.8%	(8.9)	-4.4%
Earnings (loss) from continuing operations per share- basic and diluted	$0.30		$(0.34)
Net earnings (loss) per share - basic and diluted	$0.30		$(0.34)

Results of Operations

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Net sales were $214.7 million in the first quarter of 2021, which were $11.7 million, or 5.8%, higher than the first quarter of 2020. The increase in net sales was primarily attributable to an increase in residential construction activity. Income growth in the first quarter of 2021 was moderated in comparison to the first quarter of 2020 by restructuring activities announced in the second quarter of last year, and by our 2020 product rationalization program. We also continued to experience supply chain disruption across several key product categories which mitigated revenue growth, although first quarter sales were favorably impacted by pricing for certain products we sell.

Millwork sales of $96.2 million in the first quarter were unchanged from the first quarter of last year. Millwork is the category most impacted by supply chain disruption and was also impacted by 2020 restructuring and product rationalization activities. Building products sales increased 10.0% in the first quarter of 2021 to $101.9 million, compared to $92.6 million in the first quarter of 2020, with first quarter 2021 sales benefitting from consistent high levels of demand for certain product lines within the category, including certain strategic product lines. The year-over-year sales growth in this category was mitigated by supply chain disruption and by product rationalization activities related to our objective of focusing on higher-margin, non-commoditized products. Wood product sales increased 16.9% in the first quarter of 2021 to $16.6 million, compared to $14.2 million in the first quarter of 2020.

Gross margin was $45.7 million in the first quarter of 2021, compared to $40.9 million in the first quarter of 2020. As a percentage of sales, gross margin was 21.3% in the first quarter of 2021, compared to 20.1% in the first quarter of 2020. Gross margins were favorably impacted by our continued focus on non-commoditized strategic product lines, which carry higher margins, as well as improved pricing management. The increase in our gross margin percentage from these actions was more pronounced considering we had a disproportionate increase in direct sales in the first quarter of 2021 as compared to 2020. These sales were at lower margins as compared to warehouse shipments.

Operating expenses decreased $2.1 million to $36.9 million in the first quarter of 2021, compared to $39.0 million in the first quarter of 2020. Personnel costs decreased $0.6 million, or 2.7%, reflecting workforce and other adjustments made to our cost structure. These cost reductions were partially offset by higher incentive compensation driven by improved operating results. Non-personnel costs decreased $1.5 million, or 8.9%. Operationally, first quarter discretionary spending such as travel and advertising was curtailed, due in part to the COVID-19 pandemic. Additionally, our bad debt provision improved in the first quarter of 2021 as pandemic-related disruption began to subside. Higher insurance costs for property and vehicles partially offset the reduction in operating costs. Overall, the cost structure was levered against higher sales volume. As a percentage of net sales, operating expenses were 17.2% in the first quarter of 2021 compared to 19.2% in the first quarter of 2020.

Net interest expense was $0.7 million in the first quarter of 2021 compared to $1.3 million in the first quarter of 2020. The lower expense in the first quarter of 2021 reflects both lower average debt balances and lower interest rates.

Income taxes were zero for the quarters ended both March 31, 2021 and 2020.

As a result of the foregoing factors, we reported net income of $8.1 million for the quarter ended March 31, 2021, compared to net loss of $8.9 million for the quarter ended March 31, 2020. Adjusted for the goodwill impairment charge in 2020, adjusted net income was $0.6 million.

Adjusted EBITDA was $10.5 million for the first quarter of 2021, compared to $3.5 million for the first quarter of 2020. Adjusted EBITDA is a non-GAAP measurement. See the below reconciliation of non-GAAP financial measures.

Balance Sheet & Liquidity

Cash used in operating activities was $16.5 million during the first three months of 2021, compared to cash usage of $14.5 million during the first three months of 2020. The increase in cash used in operating activities was primarily due to investment in inventories for the normal seasonal build for anticipated increases in sales activity. Inventory growth during the first three months of 2020 was curtailed by inventory reduction efforts commencing late in the quarter as a result of our actions around an anticipated decline in sales demand. The impact from the increased inventory investment in 2021 was substantially offset by higher cash flows from improved financial results in the first three months of 2021 compared to the first three months of 2020.

At March 31, 2021, we had total liquidity of $85.4 million, including excess committed borrowing availability of $81.0 million and cash of $4.4 million. At March 31, 2020, total liquidity was $55.4 million, including excess committed borrowing availability of $55.0 million and cash of $0.4 million.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, May 4, 2021 at 10:00 a.m. Central Time. Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com. Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 5210869.

About Huttig

Huttig, currently in its 137th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words. Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance. We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties. We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to: the success of our growth initiatives; risks associated with our private brands; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical annual average total housing starts from 1959 to 2020 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau (“Historical Average”); the cyclical nature of our industry; risks of international suppliers; the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; product liability claims and other legal proceedings; commodity prices and demand in light of the COVID-19 pandemic; competition with existing or new industry participants; our failure to attract and retain key personnel; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations, particularly in light of the COVID-19 pandemic; the loss of a significant customer; termination of key supplier relationships; the ability to source alternative suppliers in light of the COVID-19 pandemic; supply chain disruption; current or future litigation; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; federal and state transportation regulations; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; fuel cost increases; stock market volatility; failure to meet exchange listing requirements; stockholder activist disruption; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; intangible asset impairment; and those factors set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance. Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business. Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended
	March 31,
	2021	2020
Net income (loss)	$8.1	$(8.9)
Interest expense, net	0.7	1.3
Depreciation and amortization	1.3	1.3
Stock compensation expense	0.4	0.3
Goodwill impairment	—	9.5
Adjusted EBITDA	$10.5	$3.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended
	March 31,
	2021	2020
Net sales	$214.7	$203.0
Cost of sales	169.0	162.1
Gross margin	45.7	40.9
Operating expenses	36.9	39.0
Goodwill impairment	—	9.5
Operating income (loss)	8.8	(7.6)
Interest expense, net	0.7	1.3
Income (loss) from operations before income taxes	8.1	(8.9)
Income tax expense	—	—
Income (loss) from continuing operations	8.1	(8.9)
Loss from discontinued operations, net of taxes	—	—
Net income (loss)	$8.1	$(8.9)

Earnings (loss) per share:
Earnings (loss) from continuing operations per share- basic	$0.30	$(0.34)
Loss from discontinued operations per share- basic	—	—
Net earnings (loss) per share - basic	$0.30	$(0.34)

Earnings (loss) from continuing operations per share- diluted	$0.30	$(0.34)
Loss from discontinued operations per share- diluted	—	—
Net income (loss) per share- diluted	$0.30	$(0.34)

Weighted average shares outstanding:
Basic shares outstanding	27.3	25.9
Diluted shares outstanding	27.4	25.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	December 31,	March 31,
	2021	2020	2020
ASSETS
CURRENT ASSETS:
Cash and equivalents	$4.4	$0.3	$0.4
Trade accounts receivable, net	107.4	69.3	96.7
Inventories, net	122.6	105.7	147.3
Other current assets	10.4	10.6	10.7
Total current assets	244.8	185.9	255.1

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	32.3	32.3	32.6
Machinery and equipment	58.5	58.2	58.4
Gross property, plant and equipment	95.8	95.5	96.0
Less accumulated depreciation	68.2	67.1	65.5
Property, plant and equipment, net	27.6	28.4	30.5

OTHER ASSETS:
Operating lease right-of-use assets	34.3	33.9	38.6
Other	4.2	4.4	4.8
Total other assets	38.5	38.3	43.4
TOTAL ASSETS	$310.9	$252.6	$329.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share data)

	March 31,	December 31,	March 31,
	2021	2020	2020
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.7	$1.7	$1.7
Current maturities of operating lease right-of-use liabilities	8.9	9.1	9.2
Trade accounts payable	80.0	53.1	85.5
Accrued compensation	10.6	10.0	2.9
Other accrued liabilities	16.6	15.7	15.1
Total current liabilities	117.8	89.6	114.4
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	113.5	92.4	148.2
Operating lease right-of-use liabilities, less current maturities	25.5	24.9	29.7
Other non-current liabilities	2.5	2.4	2.4
Total non-current liabilities	141.5	119.7	180.3

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 27,404,518; 26,889,190; and 26,894,681 shares issued at March 31, 2021, December 31, 2020 and March 31, 2020, respectively)	0.3	0.3	0.3
Additional paid-in capital	49.7	49.5	48.5
Retained earnings (accumulated deficit)	1.6	(6.5)	(14.5)
Total shareholders’ equity	51.6	43.3	34.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$310.9	$252.6	$329.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended
	March 31,
	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$8.1	$(8.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1.3	1.3
Non-cash interest expense	0.1	0.1
Stock-based compensation	0.4	0.3
Goodwill impairment	—	9.5
Changes in operating assets and liabilities:
Trade accounts receivable	(38.1)	(36.2)
Inventories, net	(16.9)	(7.9)
Trade accounts payable	26.9	28.7
Other	1.7	(1.3)
Cash used in continuing operating activities	(16.5)	(14.4)
Cash used in discontinued operating activities	—	(0.1)
Total cash used in operating activities	(16.5)	(14.5)
Cash Flows From Investing Activities:
Capital expenditures	(0.2)	(0.4)
Total cash used in investing activities	(0.2)	(0.4)
Cash Flows From Financing Activities:
Borrowings of debt, net	21.0	13.1
Repurchase of shares to satisfy employee tax withholdings	(0.2)	—
Total cash provided by financing activities	20.8	13.1
Net increase (decrease) in cash and equivalents	4.1	(1.8)
Cash and equivalents, beginning of period	0.3	2.2
Cash and equivalents, end of period	$4.4	$0.4

For more information, contact:

investor@huttig.com